UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)         May 1, 2009

Citigroup Inc.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
1-9924	52-1568099
(Commission File Number)	(I.R.S. Employer Identification No.)

399 Park Avenue New York, New York	10043
(Address of principal executive offices)	(Zip Code)

(212) 559-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry Into A Material Definitive Agreement.

On May 1, 2009, Citigroup Inc. (“Citigroup”) announced that its subsidiaries Nikko Citi Holdings Inc., Nikko Cordial Securities Inc. (“Nikko Cordial Securities”), Nikko Citi Business Services Inc. and Nikko Citigroup Limited (“Nikko Limited”) entered into an agreement, dated May 1, 2009, with Sumitomo Mitsui Banking Corporation (“SMBC”) to sell to SMBC its Japanese domestic securities business, conducted principally through Nikko Cordial Securities, in a transaction with a total cash value to Citigroup of ¥774.5 billion (US$7.9 billion at an exchange rate of ¥97.75 to US$1.00). The cash value is comprised of the purchase price for the transferred business of ¥545 billion, the estimated purchase price for certain Japanese-listed equity securities held by Citigroup of ¥28.5 billion, and ¥201 billion of cash derived either through the retention of excess cash in Nikko Cordial Securities or repayment of its outstanding indebtedness to Citigroup.

All of the operations and personnel of Nikko Cordial Securities and certain other affiliated companies, together with certain of the operations and personnel of Nikko Limited (including its domestic equity and debt underwriting business), will be transferred to SMBC as part of the transaction. The transaction is expected to close by the end of the fourth quarter of 2009, subject to regulatory approvals and customary closing conditions.

In connection with the transaction, certain Citigroup and Sumitomo Mitsui Financial Group (“SMFG”) subsidiaries agreed to enter into an alliance agreement to provide SMFG with access to Citigroup’s global networks in corporate and investment banking, including M&A and sales and trading services, while continuing the partnership between Citigroup and Nikko Cordial Securities in originating and distributing capital markets products to investors in Japan and globally.

A copy of the press release announcing the entry into the agreement is being filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01      Financial Statements and Exhibits.

(d)	Exhibits
Exhibit No.	Description
99.1	Press Release, dated May 1, 2009, issued by Citigroup Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2009

CITIGROUP INC.
By:	/s/ Michael S. Helfer
Name: Michael S. Helfer Title: General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated May 1, 2009, issued by Citigroup Inc.